                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of The Chubb Corporation for the registration of 1,000,000 shares of its Common Stock, and to the incorporation by reference therein of our reports dated February 20, 1998, with respect to the consolidated financial statements of The Chubb Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1997 and dated March 25, 1998, with respect to the related financial statement schedules of The Chubb Corporation included therein, filed with the Securities and Exchange Commission.


                                                      /s/ ERNST & YOUNG LLP

New York, New York
January 13, 1999